UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 February 14, 2003
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 300
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 9.  Regulation FD
(a) Conference Call

               Mid-America Apartment Communities, Inc. (NYSE: MAA)
                                4th Quarter 2002
               Earnings Release Conference Call February 14, 2003

Eric Bolton:
Good morning.  This is Eric Bolton,  CEO of Mid-America  Apartment  Communities.
With me are Simon Wadsworth, our Chief Financial Officer, Al Campbell, Vice-President of Financial Planning and Tom Grimes, Vice-President and Operations Director in our Property Management group.

Before we start, I need to remind you that as part of our discussion this morning we will make forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC which describe risk factors that may impact future results. This call is being recorded and the press may be participating. We will post a copy of the transcript of this call on our web site at www.maac.net immediately after the call. You may also access an audio copy of this call at our web site.

In our prepared comments this morning we will provide additional insights on fourth quarter results. Tom will review property management operations for the quarter. Al will recap portfolio performance by market and provide insights on what we expect from our major markets for the remainder of the year. Simon will discuss our balance sheet and forecast for 2003. We will then open the phone lines for any questions that you may have. Our prepared comments will last approximately 22 minutes.

Let me start by providing you with general insights on our fourth quarter results, as well as a recap on the progress made to date on the business strategy we laid out for you early last year. As you know, the apartment sector has been under some fairly significant operating pressure for the last several quarters. And while there seems to be general consensus that 2003 will be another tough operating year, we expect that Mid-America's portfolio of properties will continue to outperform our peers in the apartment sector.

It is worth noting that for the quarter just ended, as well as for all of 2002, Mid-America's same store NOI performance exceeded our apartment REIT peer group. And in addition, Mid-America's total shareholder return for all of 2002, just like it was for 2001, exceeded the investment returns of our peer group companies. Despite the well publicized pressures that converged throughout 2002 to create the weakness in apartment operating fundamentals, Mid-America was able to generate earnings results for the year that were within 1 cent per share of the earnings range we gave you early last year. As you will note, our FFO earnings for 2002 were down only 1.4% for the entire year as compared to 2001. This was clearly one of the best performances of the apartment REIT sector.

There's no question that our operation and portfolio, just like all other apartment REITs, has been put to the test over the last few quarters. But, our approach to this business has some unique characteristics to it that I believe offer the opportunity for higher, risk-adjusted, investment returns over the long haul, and provide the ability to withstand down cycles better than most. I would summarize those differences as follows:

o First, we deploy capital in a diversified manner in large, middle and small tier markets, focused in a stable and steady growth region of the county. Each market segment provides different ways to create value for capital and these differing characteristics collectively generate a more stable earnings platform.

o Second, we focus on product that appeals to the largest segment of the rental market; avoiding the narrow market band at the very upper end price points, as well as the risky aspects of capital deployment at the lower end price points.

o Thirdly, we deploy capital under a very disciplined approach and remain very mindful of the cyclical nature of the real estate industry and specific markets.

o And, finally, we remain, always, very hands on focused to property operations and expense control. Company culture and constant focus on operations and productivity is a key differentiator over the long haul in a highly competitive industry such as ours.

We believe that our approach to this business and our investment strategy will continue to deliver long-term investment returns for our owners that will exceed comparative benchmarks.

Our focus in laying the foundation for improving dividend coverage during this weak part of the economic cycle through:

1.   completing lease up of our development pipeline,

2.   protecting value and cash flows of our existing properties,

3. and 3, carefully deploying capital in partnership with private capital, made steady progress during 2002.

Lease up of our development properties is virtually complete. Our company culture that is based on a very hands on and intense property management operation, has clearly continued to generate superior operating results as compared to our peers and, importantly, protect shareholder value during this down part of the operating cycle. And we remain very pleased with our partnership with Crow Holdings. Despite a challenging acquisitions environment, we've successfully launched this new growth initiative this past year and we look forward to continuing to expand this opportunity in 2003.

Our operation, our properties and our balance sheet are all well positioned to continue to ride out the current market weakness and we are poised to make improvements in earnings performance as the economy and markets strengthen.

I'd now like to turn the call over to Tom to recap property management performance for the quarter.

Tom Grimes:
Same store occupancy performance during the fourth quarter averaged 92.6%, which is down from the 94.7% of the preceding third quarter and 93.2% of the same quarter in the prior year. We saw a fall off in occupancy in December, with year-end occupancy at 91.9%. Some of this trend is attributable to normal seasonal patterns. While occupancy performances will of course vary quite a bit based on local market conditions, we believe that overall portfolio occupancy performance will hold in the 91% to 92% range during the first quarter, which is typically the low point of the year, before picking up in the stronger leasing season of the second and third quarters.

Leasing traffic during the fourth quarter was essentially flat, as compared to the same quarter of last year up .23%.

In addition to the slightly weaker occupancy performance, revenues were pressured by an increase in collection loss as job loss and the weak economy took their toll. Measured as a percent of net potential rent, collection loss rose from .9% from the fourth quarter of last year to 1.1% this year. We are vigilant in our operation about not compromising leasing and credit standards, despite any occupancy pressures and we are comfortable that the increase in collection loss is attributable to the weak employment picture and slow economy.

We were pleased to see a decline in unit turnover as same store resident move-outs declined 2.1% as compared to the same quarter last year and was 68.3% for the preceding 12 months. This is the third consecutive quarter in which turnover has improved. This progress was made despite the current robust home buying environment.

Portfolio wide we were pleased to see concessions decrease by 10.4% in the fourth quarter as compared to the same quarter last year and down a significant 17.3% from the prior quarter. This is primarily attributable to the improvement in the Memphis portfolio. We continue to see high concession loss in Atlanta and worsening conditions in Dallas. However, the positive performance in Memphis partially offsets these two markets.

Various initiatives and programs associated with on-site operations productivity continue to post solid results. Operating expenses, controllable at the property level, posted only a 1.8% increase on a same store basis over the comparable quarter of a year ago. Performance in this area is positively impacted by our significant focus on resident retention and working to minimize the high cost associated with obtaining new residents in this market environment.

Total property level expenses increased by 5.2% as our renewed property and casualty insurance program was effective at the beginning of the third quarter.

Al Campbell:
As Eric mentioned, although the apartment sector continues to be under pressure from the economic downturn, our portfolio has performed better than most over the last year showing the strength of our diversification across large, mid-sized, and smaller markets throughout the southeast region. Pressure during the quarter was most evident in our larger markets, where significant job losses and construction of new apartments continue, supported by record low interest rates. Our same store revenues declined 5.7% for our portfolio in larger markets, while our portfolio in mid-sized markets grew 0.3% and smaller markets grew 1.7%.

Dallas continues to be our most challenging market as negative absorption of over 8,000 apartment units over the last two years has put tremendous pressure on occupancy and rents in the market. Occupancy for our portfolio ended the quarter 4.3% below the prior year, while concession levels continued to increase, producing a 10.4% decline in revenues. We expect continued difficult conditions in the Dallas market throughout 2003, as apartment completions are again expected to outpace demand, but long term we believe the Dallas market is supported by strong fundamentals, which will eventually bring recovery to the market.

We also saw continued weakness in our Atlanta and Austin portfolios during the quarter, as both markets continue to work through the large number of new units delivered over the last two years during the period of weakened demand. Occupancy for our Atlanta portfolio declined to 87.6% at quarter end, 3.1% below the prior year, while concessions remained at historically high levels. Occupancy for our Austin market finished the quarter at a relatively strong 93.8%, but concession levels as a percentage of net potential rent grew 4.1% over the prior year. Construction levels in both markets have shown slow reaction to market weakness, but reduced multifamily permitting levels for the last twelve months in both Atlanta (down 8.7%) and Austin (down 16.7%) provide initial signs of slowing. We expect continued difficult conditions for both the Atlanta and Austin markets throughout 2003, with recovery for both markets being closely tied to the national economy.

We also began seeing some softness in our Tampa portfolio during the quarter as occupancy slipped to 89.2% by quarter-end. We expect the Tampa market to remain relatively soft throughout 2003, but our four properties represent only about 3% of our total portfolio, which should not significantly affect overall results.

Our markets producing the strongest revenue growth during the quarter were Memphis (6.3% growth), Jacksonville, (2.9% growth), Houston (.8% growth), Columbus, GA (3.1% growth), and Jackson, MS (.9% growth).

We were encouraged by the continued improvement in our Memphis portfolio during the quarter, as both concession and vacancy levels improved producing increased revenues while controllable operating expenses were down over 8%, creating a 13.7% increase in NOI. While the Memphis market has seen significant levels of new unit deliveries over the last two years, we expect deliveries for the remaining part of the current year and into 2004 to be more in balance with the absorption rate, allowing for continued progress toward recovery.

As mentioned, we were pleased with the continued stable performance of our portfolios in Jacksonville and Houston during the quarter. Looking in to 2003, we do expect our Houston portfolio to experience some softness as the market comes off a very good year.

We were also pleased with the stable performance of our smaller market tier of properties throughout the Southeast, as 68% of these markets produced growing revenues compared to the prior year, while 48% produced growing NOI. This stability during the tough economic environment underscores the strength of our diversification strategy.

Looking at some of our portfolio wide initiatives, we essentially completed the roll-out of our resident utility billing program during the current year (which includes water/sewer and trash), obtaining nearly 95% portfolio penetration which produced almost $6 million in resident reimbursements during the current year and is expected to produce an additional $1 million in 2003.

Simon Wadsworth:
Our financial position has continued to strengthen as we've finished the development properties. Of the three remaining, Grande View Nashville and Grande Reserve Lexington are almost stabilized, with only Reserve at Dexter Lake Phase III (in Memphis) still in lease-up at 72% occupancy, and this should be fully leased by the end of the second quarter.

As a result, our balance sheet has gained flexibility: our debt service coverage has improved to 2.41 from 2.36 a year ago, and our fixed charge coverage improved to 2.44 from 2.35. This marks the sixth sequential quarterly improvement on a year-over-year basis. At the end of the quarter approximately 84% of our debt was fixed, swapped, or capped.

We think that our balance sheet is well-positioned for our business strategy; our portfolio and our business is proving to be less cyclical than others that are in the much riskier development business or those with big concentrations in some of the more volatile larger metro areas.

Similarly, our NAV per share has remained strong. We think our value remains in the $26 to $28.50 range, and any weakness in NOI has been more than made up for by improved cap rates.

Our joint venture with Crow Holdings, in which we have a 1/3 interest, completed the purchase of The Preserve at Arbor Lakes in Jacksonville, FL for $22.1 million in mid-January. Freddie Mac provided a $14.9 million loan on the property through the credit facility that we've set up with them within the joint venture. As we announced in our press release last week, using funding from our bank credit facility, we've purchased 100% of Green Oaks Apartments in Dallas, TX for $18.9 million, and we expect this to be contributed to the joint venture in the next 60 days. When we close the Green Oaks purchase into the joint venture, with our partners we'll have invested about half of our $150 million plan for the joint venture, of which 2/3 will be debt. These latest two acquisitions should add approximately 4 cents/share to this year's FFO, which is included in our forecast.

We executed a contract to sell The Crossings, an 80-unit older property in Memphis, for $4.6 million during the quarter; we will receive a sub-7 cap rate for this asset from a buyer planning to redevelop the site. We expect this to close in the second half of the year with the sale diluting this year's earnings by around a penny/share, although we've considered this in our forecasts.

As we discussed in the third quarter conference call, in October we completed some significant refinancings which helped to reduce our average interest cost to 5.8% from 6.0% at the end of the third quarter. Using our Fannie Mae credit facilities, we completed $29 million of conventional and $30 million of tax-free bond refinancings; we also refinanced our 9.5% Series E preferred stock, repurchasing it at a 7% premium, and issuing new preferred series with improved terms.

We are close to finalizing the refinancing of almost $150 million of debt. We expect to close this with Fannie Mae on March 3rd, and we've executed forward swaps totaling $150 million to reduce our interest rate risk, with an average life of 5 years. Including the impact of the deferred finance cost amortization, the average rate on the replacement debt is 110 bp below the cost of the old debt. We'll see these savings, almost 8 cents/share on an annualized basis, begin to impact our P & L in March. Once this flurry of financing activity is concluded, we have less than $15 million of refinancings scheduled for the next 15 months.

You will have noticed that our property management expenses for the quarter were reduced compared to last year and the prior quarter. The primary reasons were reduced bonuses and reduced Franchise and Excise Taxes; in the same quarter a year ago we also incurred some one-time costs. This quarter you will see that our non-real estate depreciation costs increased, of which $200,000 reflects a one-time charge associated with discontinuing a landscaping business.

We're comfortable with First Call's current FFO projection for 2003 of $2.75/share, just one cent below 2002. We're forecasting a modest start to the year, with the first quarter's FFO in a range of $0.66 to $0.68 per share, slightly down from a year ago. Compared to this past quarter, we're projecting same store NOI to be reduced by about $500,000, from a combination of weaker revenues and increased expenses (especially real estate taxes). This is offset by improvements in our income from our joint venture properties and other income/expense. We're projecting first quarter same-store NOI to be down by 5% over the same first quarter of 2002; for the full-year we think same-store NOI will drop by 2.5% with the trend improving steadily as the year progresses. By the fourth quarter of 2003, we think we'll begin to see positive year over year comparisons, partly because the fourth quarter of 2002 was relatively weak. Since our insurance renews in the third quarter, we are hopeful that the shock of the 43% increase we experienced in the third quarter of 2002 will be ameliorated once we roll into the third quarter of this year, when we're projecting a 14% same-store increase in insurance costs.

In the second quarter, we pick up the full benefit of the interest rate reduction from our March 3rd $150 million refinancing. We're forecasting FFO/share of 71 cents for the second quarter, then 68 cents in the third quarter and 71 cents in the fourth quarter. We've also forecast the completion of our $150 million JV with Crow; with $75 million, or half, now invested, we think that this is a realistic assumption.

We feel confident about our ability to execute our business plan and sustain our dividend. Our concentrated focus is on improving our dividend coverage. As we've noted in the supplemental data in our press release, our dividend is covered by our free cash flow. Any threat to our dividend would come from either a prolonged decline in our same-store NOI, or a drop in our FFO. We think the risk of either of these events occurring is slight. Through our joint venture plans we are actively working to protect the dividend further, and we have confidence in this year's FFO projection. You will notice that our FAD for 2002 was $2.17/share, just 2 cents below the level of 2001 and 17 cents ($3 1/2 million) below our dividend of $2.34. Free cash flow (which adds back non-cash charges) was $2.37 per share, 3 cents better than the prior year, and 3 cents ahead of our dividend. So while we recognize that FFO needs to grow to improve our dividend coverage, and this is our primary management focus, we do not feel undue pressure. For 2003, FAD and free cash flow should be similar to 2002, but we expect this to show improvement as our NOI starts to improve towards the end of this year.

We spent $12.1 million, or $394/unit, on recurring capital expenditures in 2002, up slightly from last year's $376/unit. In 2003, we plan to grow this slightly to around $418/unit. We think that an average of around $400/unit is a good long term average for our portfolio, and at 12 years, its age is amongst the youngest of the REITs. We spent a total of $17.4 million last year on capital improvements to the existing properties, and project that we'll increase this by $1 million this year. We believe it is most important to continue to maintain our properties in top condition through all phases of the cycle, and particularly during tough times.

Eric Bolton:
To  recap,  I want  to  re-emphasize  that  despite  the  challenging  operating
environment,   we  continue  to  post  fairly  stable   operating   results  and
importantly, continue to improve the balance sheet and coverage ratios.

Our properties are in excellent shape and are poised for stronger revenue growth as market conditions improve. As a result of our heavy focus on property management operations and careful execution of our new acquisition initiative, we believe that Mid-America is very well positioned for steady and growing earnings as the economy strengthens.

We remain comfortable with our current dividend pay-out level. Current net asset value for MAA is higher than where the stock is currently priced and we believe that our operation and balance sheet are well positioned to continue to steadily add to this value per share. In summary, our investment strategy is sound and will, we believe, continue to provide a platform for long-term steady, predictable and growing revenue and NOI performance.

That is all we have in the way of prepared comments and we will now be glad to answer any questions that you may have.

(b) Press Release

Mid-America Apartment Communities, Inc.
A self-managed Equity REIT

From:         Simon R. C. Wadsworth

Subject:      MID-AMERICA FOURTH QUARTER RESULTS IN-LINE WITH FORECAST

Date:         FEBRUARY 13, 2003
--------------------------------------------------------------------------------
Mid-America Fourth Quarter Results In-Line With Forecast

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) reported Funds From Operations ("FFO"), the generally accepted measure of performance for real estate investment trusts, of $14,325,000 or $0.69 per share for the quarter ended December 31, 2002. For all of 2002, FFO results were $56,838,000 or $2.76 per share. Both the fourth quarter and year results are in line with the company's prior published guidance. The fourth quarter FFO performance represents a slight decline of $0.01 per share from the $0.70 per share performance for the same quarter of last year. The $2.76 per share FFO performance for 2002 is a 1.4% decline from $2.80 per share for all of the prior year. Net loss available for common shareholders for the fourth quarter was $2,911,000 or -$0.16 per share largely due to $2,041,000 in amount paid to retire preferred stock in excess of carrying values related to the buyback of the Company's Series E Preferred Stock. This compares to net income available for common shareholders of $2,117,000 or $0.12 per share for the fourth quarter of 2001 when the company recorded a net gain of $1,869,000 related to insurance settlement proceeds.

Highlights for the fourth quarter were:

o Leasing remains challenging as a consequence of the weak job growth environment and a strong home buying market.

o Same store occupancy at year end of 91.9% was down slightly from 92.7% at the same point of the prior year.

o Despite the tough operating environment, the balance sheet continues to strengthen as coverage ratios show steady improvement.

o Refinancings of $59 million were completed, with overall average interest cost down to 5.84% from 6.35% a year ago.

o Shortly after year end we closed on the purchase of Preserve at Arbor Lakes, a 284-unit community in Jacksonville, FL, which represents the company's second acquisition through its joint venture with Crow Holdings. The Company also closed on the purchase of Green Oaks, a 300-unit community in Grand Prairie, TX, after year end which it expects to transfer to its joint venture with Crow Holdings at a later date.

Eric Bolton, Chairman and CEO said, "The operating environment remains competitive. Historically low mortgage rates, weak job growth and pockets of new construction continue to pressure demand/supply factors for the apartment industry. These pressures are more evident in larger metro markets as compared to the secondary and small city markets. While our portfolio of properties is clearly feeling the effect of the challenging leasing market, our diversified investment strategy in markets across the more stable southeast region of the country continues to perform in a relatively predictable and steady fashion. We expect that the leasing environment will remain very competitive and challenging throughout most of 2003.

"Despite the continued weakness in market conditions, we continue to believe that our current FFO forecast for 2003 of $2.74 to $2.78 per share is reasonable. Our projections for 2003 are based on a same store NOI performance that is a 2% decline from the performance in 2002. We forecast FFO per share of $0.66 to $0.68 in the first quarter. While the acquisition market remains very competitive, we remain confident that we will be successful in completing our Joint Venture investment program and have based our 2003 projections on an assumed additional $80 million in new property acquisitions."

Simon Wadsworth, Executive Vice-President and CFO said, "Our coverage ratios have improved this year as our cost of debt has dropped and our development pipeline becomes increasingly productive. Our fixed charge coverage has increased to 2.44 for the fourth quarter of 2002 from 2.35 for the same period of a year ago. Our leverage, at 54% of undepreciated assets, remains steady. Our dividend continues to be secure within our 2003 forecast range, but we remain committed to enhancing coverage."

"During the quarter we completed the refinancing of $30 million of tax-free bonds and refinanced $29 million of conventional mortgage debt using our Fannie Mae credit facilities. We are making excellent progress towards refinancing the $147 million of maturities in the first quarter of 2003 and have locked in the interest rates on this refinancing at substantial savings over existing rates. We are pleased with our new credit line that is now in place for our joint venture and used it to finance 65% of the purchase price of its latest acquisition."

Al Campbell, Vice-President and Director of Financial Planning said, "Our performance was more stable than most in the multifamily sector due to our diversified portfolio across small, mid-sized, and large markets throughout the Southeast. Same store property revenues were down slightly at -0.2% for the fourth quarter and -0.6% for the full year. Same store property operating expenses, which excludes insurance and real estate taxes, were up only 1.8% for the fourth quarter and 2.1% for the full year. A significant increase in insurance costs associated with the renewal of our property and casualty insurance on July 1st continues to have a significant impact as total property level operating expenses were up 5.2% in the fourth quarter and 3.5% for the full year. As a result, same store NOI performance was down -3.3% for the quarter and -3.0% for the full year, with the weakest results coming from a few of our large metropolitan markets."

"We are encouraged by the continued improvement in our Memphis market portfolio, as both occupancy and concession levels improved during the quarter producing a 6.3% increase in revenues over the prior year. Dallas continues to be our most challenging market, as revenues declined 10.4% from the prior year. We expect the Dallas market to continue to struggle through most of 2003, as new apartment deliveries continue to outpace demand in the short term; however we are bullish on the long-term prospects for this market, and we will continue to look for attractive investment opportunities during this down part of the cycle. We also saw revenue declines in our Atlanta portfolio (4.4%) and Tampa portfolio (5.4%) as compared to the prior year. We continue to post solid results from our portfolios in Jacksonville, Houston, Columbus, GA, and Jackson, MS. In addition, our smaller markets continue to produce stable results as a whole, generating 1.7% revenue growth over the same quarter last year.

Eric Bolton said, "The long term outlook for the multifamily housing market remains encouraging, particularly in the southeastern region of the country. By diversifying our investments over large, middle and small tier markets throughout this solid growth region, we are able to deliver a more consistent and steady earnings performance. Furthermore, at an average age of only twelve years, our portfolio of properties is in great shape and well positioned to not only compete in this tough leasing environment, but produce strong long term results as the economy begins to strengthen."

"Our balance sheet is strengthening as our solid portfolio diversification continues to deliver steady and predictable performance. Coverage ratios show improvement and we are committed to the current level of cash dividends paid to our owners. Our strategy focuses on generating a steady improvement to earnings and per share value growth along with further strengthening dividend coverage, and it remains solidly on track."

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 34,507 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.


Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange
Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
In thousands except per share data
                                                                Three months ended December 31,   Twelve months ended December 31,
                                                                --------------------------------  --------------------------------
                                                                     2002             2001             2002             2001
                                                                ---------------  ---------------  ---------------  ---------------
Property revenues                                                     $ 56,562         $ 55,757        $ 226,951        $ 226,270
Property operating expenses                                             22,334           20,886           87,634           84,584
------------------------------------------------------------------------------------------------  --------------------------------
Net operating income                                                    34,228           34,871          139,317          141,686
Interest and other non-property income                                     266              323              737            1,310
Management and fee income, net                                             205              186              775              755
FFO from real estate joint ventures                                        283              203              898              972
Property management expenses                                             1,851            2,521            8,633            9,561
General & administrative                                                 1,557            1,612            6,665            6,522
Interest expense                                                        12,067           12,272           49,448           52,598
Gain(loss) on disposition of non-depreciable assets                        (45)               -              (45)             229
Preferred dividend distribution                                          3,944            4,028           16,029           16,113
Depreciation and amortization non-real estate assets                       492              113            1,357              594
Amortization of deferred financing costs                                   701              657            2,712            2,352
------------------------------------------------------------------------------------------------  --------------------------------
Funds from operations                                                   14,325           14,380           56,838           57,212

Depreciation and amortization                                           13,363           12,931           53,906           51,457
Joint venture depreciation adjustment included in FFO                      398              325            1,430            1,268
Gain(loss) on disposition of non-depreciable assets
    included in FFO                                                        (45)               -              (45)             229
Preferred dividend distribution add back                                (3,944)          (4,028)         (16,029)         (16,113)
------------------------------------------------------------------------------------------------  --------------------------------

Income before gain on disposition of assets,
    minority interest and extraordinary items                            4,553            5,152           17,576           20,371
Net gain(loss) on disposition of assets and
    insurance settlement proceeds                                          (40)           1,869              397           11,933
Minority interest in operating partnership income                         (127)            (469)            (493)          (2,573)
------------------------------------------------------------------------------------------------  --------------------------------
Income before extraordinary items                                        4,386            6,552           17,480           29,731
Ex item - Loss on debt extinguishment, net of MI                         1,312              407            1,339            1,033
Preferred dividend distribution                                          3,944            4,028           16,029           16,113
Amount paid to retire preferred stock in excess of carrying values       2,041                -            2,041                -
------------------------------------------------------------------------------------------------  --------------------------------
Net income(loss) available for common shareholders                    $ (2,911)        $  2,117        $  (1,929)       $  12,585
------------------------------------------------------------------------------------------------  --------------------------------

Weighted average common shares and units - Diluted                      20,634           20,489           20,613           20,464
Funds from operations per share and units - Diluted                   $   0.69         $   0.70        $    2.76        $    2.80
Weighted average common shares - Diluted                                17,709           17,568           17,561           17,532
Net income(loss) available for common shareholders
    before extraordinary items - Diluted (1)                          $  (0.09)        $   0.14        $   (0.03)       $    0.78
Net income(loss) available for common shareholders
    after extraordinary items - Diluted (1)                           $  (0.16)        $   0.12        $   (0.11)       $    0.72

(1) For periods where the Company reported a net loss available for common shareholders, the effect of dilutive shares has been excluded from net loss available for common shareholders per common shares computations because including such shares would be anti-dilutive

----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------------------------
In thousands
                                                                 December 31,     December 31,
                                                                     2002             2001
                                                                ---------------  ---------------
Assets
Gross real estate assets                                           $ 1,452,362      $ 1,433,525
Accumulated depreciation                                              (283,593)        (229,913)
Non-rental real estate assets, net                                      23,454           13,321
------------------------------------------------------------------------------------------------
Real estate assets, net                                              1,192,223        1,216,933
Cash and cash equivalents, including restricted cash                    18,057           23,432
Other assets                                                            29,187           23,123
------------------------------------------------------------------------------------------------
    Total assets                                                   $ 1,239,467      $ 1,263,488
------------------------------------------------------------------------------------------------

Liabilities
Bonds and notes payable                                            $   803,703      $   779,664
Other liabilities                                                       64,188           41,564
------------------------------------------------------------------------------------------------
    Total liabilities                                                  867,891          821,228
Shareholders' equity and minority interest                             371,576          442,260
------------------------------------------------------------------------------------------------
    Total liabilities & shareholders' equity                       $ 1,239,467      $ 1,263,488
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OPERATING RESULTS
--------------------------------------------------------------------------------
Dollars and shares in thousands except per share data

ROA                                                        Annualized        Trailing
                                                              4Q02          4 Quarters
                                                           ------------    ------------
       Gross Real Estate Assets, Average                    $1,478,792       $1,472,107
       EBITDA                                               $  124,704       $  124,999
       EBITDA/Gross Real Estate Assets                            8.4%             8.5%

                                                                Three Months Ended December 31,
                                                             ----------------------------------
                                                                  2002             2001
                                                             ----------------  ----------------
Common and Preferred Dividends as % of FFO (12 month rolling)      88%              87%
EBITDA/Debt Service                                              2.41x            2.36x
EBITDA/Fixed Charges                                             2.44x            2.35x
Total Debt as % of Gross Real Estate Assets                        54%              54%
MAA portion of JV debt (1)                                     $36,747          $27,107
Capitalized Interest YTD                                       $   239          $ 1,382

                                                               Twelve Months Ended December 31,
                                                             ----------------------------------
FAD                                                               2002             2001
                                                             ----------------  ----------------
       FFO                                                     $56,838          $57,212
       Recurring Capex                                         $12,123          $12,348
       FAD                                                     $44,715          $44,864
       Free Cash Flow (2)                                      $48,784          $47,810

       Average Common Shares and Units - Diluted                20,613           20,464

PER SHARE (DILUTED)
       FFO                                                     $  2.76          $  2.80
       FAD                                                     $  2.17          $  2.19
       Free Cash Flow (2)                                      $  2.37          $  2.34
       Distribution                                            $ 2.340          $ 2.340

(1)  2002 includes new joint venture with Crow Holdings

(2) Includes addback of other non-cash items, primarily non-real estate depreciation and amortization.

------------------------------------------------------------------------------------------------------------------------
OTHER DATA
------------------------------------------------------------------------------------------------------------------------
Shares and units in thousands except per share data
                                                        Three Months Ended December 31,  Twelve Months Ended December 31,
                                                        -------------------------------- -------------------------------
                                                                  2002             2001            2002            2001
                                                        ------------------  ------------ ----------------  -------------
Weighted average common shares and units - Basic                20,449           20,348          20,415          20,359
Weighted average common shares and units - Diluted              20,634           20,489          20,613          20,464
Number of apartment units with ownership interest
    (excluding development units not delivered)                 33,923           33,411          33,923          33,411
Apartment units added(sold) during period, net                       -              120             512            (201)

PER SHARE DATA
       Funds from operations per share and units - Basic       $  0.70          $  0.71         $  2.78         $  2.81
       Funds from operations per share and units - Diluted     $  0.69          $  0.70         $  2.76         $  2.80
       Net income(loss) available for common shareholders
           before extraordinary items - Diluted (3)            $ (0.09)         $  0.14         $ (0.03)        $  0.78
       Net income(loss) available for common shareholders
           after extraordinary items - Diluted (3)             $ (0.16)         $  0.12         $ (0.11)        $  0.72
       Dividend declared per common share                      $ 0.585          $ 0.585         $ 2.340         $ 2.340

DIVIDEND INFORMATION (latest declaration)                  Payment          Payment          Record
                                                          per Share           Date            Date
                                                        --------------  --------------  -------------
       Common Dividend - quarterly                         $0.5850         1/31/2003       1/24/2003
       Preferred Series A - monthly                        $0.1979         2/14/2003       1/31/2003
       Preferred Series B - monthly                        $0.1849         2/14/2003       1/31/2003
       Preferred Series C - quarterly                      $0.5859         1/15/2003        1/2/2003
       Preferred Series F - monthly                        $0.1927         2/14/2003       1/31/2003

(3) For periods where the Company reported a net loss available for common shareholders, the effect of dilutive shares has been excluded from net loss available for common shareholders per common shares computations because including such shares would be anti-dilutive

-----------------------------------------------------------------------------------------------------------------------
COMMUNITY STATISTICS
-----------------------------------------------------------------------------------------------------------------------
Properties are grouped by operational responsibilty and exclude properties in lease-up
                                                                    At December 31, 2002
                                             -------------------------------------------------------------
                                                                                              Average
                                              Number of       Portfolio                     Rental Rate
                                                Units       Concentration     Occupancy      Per Unit
                                             ------------  ----------------  -------------  --------------
Tennessee
    Memphis                                        4,429             13.5%         93.8%        $ 620.25
    Nashville                                        966              2.9%         91.0%        $ 685.96
    Chattanooga                                      943              2.9%         91.4%        $ 567.35
    Jackson                                          664              2.0%         88.4%        $ 610.96

Florida
    Jacksonville                                   2,846              8.6%         93.6%        $ 692.50
    Tampa                                          1,120              3.4%         89.2%        $ 758.16
    Other                                          2,518              7.6%         93.0%        $ 716.61

Georgia
    Atlanta                                        2,116              6.4%         87.6%        $ 783.83
    Columbus / LaGrange                            1,509              4.6%         92.5%        $ 651.30
    Augusta / Aiken / Savannah                     1,132              3.4%         93.6%        $ 626.92
    Other                                          1,742              5.3%         90.1%        $ 659.19

Texas
    Dallas                                         2,056              6.2%         86.8%        $ 647.66
    Austin                                         1,254              3.8%         93.8%        $ 670.71
    Houston                                        1,002              3.0%         96.4%        $ 674.15

South Carolina
    Greenville                                     1,492              4.5%         89.2%        $ 552.70
    Other                                            784              2.4%         91.6%        $ 677.38

Kentucky
    Lexington                                        924              2.8%         93.1%        $ 708.20
    Other                                            624              1.9%         91.7%        $ 618.60

Mississippi                                        1,673              5.1%         93.3%        $ 584.10
Alabama                                              952              2.9%         89.9%        $ 643.27
Arkansas                                             808              2.4%         95.9%        $ 614.19
North Carolina                                       738              2.2%         90.9%        $ 562.79
Ohio                                                 414              1.3%         84.3%        $ 695.90
Virginia                                             296              0.9%         94.3%        $ 715.71
                                             ------------  ----------------  -------------  --------------
                                      Total       33,002            100.0%         91.7%        $ 658.13

-----------------------------------------------------------------------------------------------------------------------
SAME STORE STATISTICS
-----------------------------------------------------------------------------------------------------------------------
Dollars in thousands except Average Rental Rate
                                     Three Months Ended December 31,             Twelve Months Ended December 31,
                                  -----------------------------------------   -----------------------------------------
                                                                 Percent                                     Percent
                                     2002         2001           Change           2002          2001          Change
                                  ----------  -------------  --------------   ------------  -------------  ------------
Revenues                            $52,085      $52,175             -0.2%      $210,372        $211,731         -0.6%

Property Operating Expenses          13,593       13,354              1.8%        54,332          53,231          2.1%
RE Taxes and Insurance                6,815        5,967             14.2%        25,752          23,907          7.7%
Other Expenses                           88          171            -48.5%           438             690        -36.5%
                                  ----------  -------------  --------------   ------------  -------------  ------------
Total Operating Expenses             20,496       19,492              5.2%        80,522          77,828          3.5%
                                  ----------  -------------  --------------   ------------  -------------  ------------

NOI                                 $31,589      $32,683             -3.3%      $129,850        $133,903         -3.0%
                                  ----------  -------------  --------------   ------------  -------------  ------------

Units (1)                            28,803       28,803                          28,803          28,803
Average Rental Rate (1)             $656.00      $657.27             -0.2%      $ 656.00        $ 657.27         -0.2%
Average Physical Occupancy (1)        91.9%        92.7%             -0.9%         91.9%           92.7%         -0.9%

(1)  Values are at December 31, 2002 and 2001

--------------------------------------------------------------------------------
DEBT AS OF DECEMBER 31, 2002
--------------------------------------------------------------------------------
Dollars in thousands

                                      Principal    Average Years   Average
                                       Balance      to Maturity      Rate
                                     ------------  --------------  ---------
Conventional - Fixed Rate or Swapped    $ 541,918            7.4        6.9%
Tax-free - Fixed Rate or Swapped          122,783           24.0        5.5%
Conventional - Variable Rate              122,342           10.6        2.1%
Tax-free - Variable Rate                   16,660           28.6        2.5%
                                     ------------  --------------  ---------
     Total                              $ 803,703           10.9        5.8%

FUTURE PAYMENTS                                                                 Average
                                      Scheduled                                 Rate for
                                     Amortization     Maturities      Total    Maturities
                                     -------------  -------------  ----------  ----------
                               2003     $   3,512      $ 160,972   $ 164,484    6.3%
                               2004         3,650         71,671      75,321    7.0%
                               2005         3,891              -       3,891
                               2006         3,980         36,010      39,990    6.4%
                               2007         3,427              -       3,427
                         Thereafter       107,180        409,410     516,590    5.5%
                                      -------------  -------------  ----------  ----------
                              Total     $ 125,640      $ 678,063   $ 803,703    5.8%

---------------------------------------------------------------------------------------------------------------------------
DEVELOPMENT PIPELINE
---------------------------------------------------------------------------------------------------------------------------


                                                                       Units                         Percentage of Available
                                                   -------------------------------------------------
                                                                   Available                             Units to Lease
                                                                                                     -----------------------
                                                        Total       to Lease    Occupied    Leased    Occupied      Leased
                                                   -------------- ----------- ----------- ---------- -----------  ----------
Properties in Lease-up
     Grande View Nashville          Nashville, TN            433         433         381        387        88%         89%
     Reserve at Dexter Lake Phase II  Memphis, TN            244         244         232        234        95%         96%
     Reserve at Dexter Lake Phase III Memphis, TN            244         244         168        176        69%         72%
                                                   -------------- ----------- ----------- ---------- -----------  ----------
                                            Total            921         921         781        797        85%         87%

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  February 14, 2003    /s/Simon R.C. Wadsworth
                            Simon R.C. Wadsworth
                            Executive Vice President and Chief Financial Officer
                            (Principal Financial and Accounting Officer)